Sub-item 77I
LMP Corporate Loan Fund Inc.
Announces New Portfolio Management and Reduction in Investment Advisory Fee

New York - (Business Wire) - November 12, 2012- LMP Corporate Loan Fund Inc. (NYSE: TLI)
("Fund") announced today that Legg Mason Partners Fund Advisor, LLC ("LMPFA"), the Fund's investment manager, will assume responsibility for the day-to-day management of the Fund's portfolio effective December 1, 2012. LMPFA currently provides management and administrative services to the
Fund. Following LMPFA's assumption of the day-to-day management of the Fund's portfolio, the Fund will no longer have Citigroup Alternative Investments LLC as its subadviser.

Effective December 1, 2012, Stephen A. Walsh, Michael C. Buchanan and Timothy
J. Settel will be
responsible for day-to-day portfolio management, development of investment strategy, oversight and coordination of the Fund. Messrs. Walsh, Buchanan and Settel are employees of LMPFA for purposes of its day-to-day management of the Fund's portfolio and also are, and have been, employed by Western
Asset Management Company, an affiliate of LMPFA, as investment professionals managing its funds and accounts for at least the past five years.

LMPFA also agreed to a waiver in the amount of 0.05% of the investment advisory fee that is paid to it by the Fund. The waiver will commence with LMPFA's assumption of the responsibility for the day-today management of the Fund's portfolio and will extend through November 30, 2014.

LMP Corporate Loan Fund Inc., a non-diversified, closed-end investment company, is managed by
LMPFA, a wholly-owned subsidiary of Legg Mason Inc. and is currently sub-advised by Citigroup
Alternative Investments LLC, an indirect wholly-owned subsidiary of Citigroup
Inc.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties is contained in the Fund's filings with the Securities and Exchange Commission.

An investment in the Fund involves risk, including loss of principal. Investment return and the value of shares will fluctuate. Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

For more information, please call Investor Relations: 888-777-0102, or consult the Fund's web site at www.lmcef.com.